Exhibit 99.1

NEWS RELEASE

Media contact:	Michael J. Olsen, Sr. Vice President of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	August 8, 2011	Financial Media

Otter Tail Corporation Announces Second Quarter Earnings; Refines Strategic Direction; Updates Earnings Guidance for 2011

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended June 30, 2011.

Summary:

●	Consolidated revenues from continuing operations increased to $317.0 million from $251.3 million in the second quarter of 2010
●	Consolidated operating income from continuing operations rose to $14.6 million from a $15.2 million operating loss in the second quarter of 2010
●	Consolidated net income from continuing operations was $6.0 million compared with a $16.3 million net loss for the second quarter of 2010
●	Consolidated net income, from continuing and discontinued operations, totaled $18.8 million compared with a $14.2 million net loss for the second quarter of 2010
●	Diluted earnings per share from continuing operations totaled $0.16 compared with a $0.46 loss for the second quarter of 2010
●	Diluted earnings per share, from continuing and discontinued operations, totaled $0.51 compared with a $0.40 loss per share for the second quarter of 2010
●	The corporation recorded a net gain on sale of Idaho Pacific Holdings, Inc. of $13.3 million in the second quarter of 2011
●	The corporation has refined its strategic direction based on a narrower, yet still diversified portfolio, an enhanced operating structure, and capital investments in its electric utility
●	The corporation provides updated guidance to reflect discontinued operations and its business outlook for the operating companies

CEO Overview

“As we head into the second half of 2011, we are encouraged by our second-quarter results and the momentum we are seeing in the great majority of our operating companies, despite continued challenges in our Wind Energy segment,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “In the bigger picture, significant investment opportunities on the horizon in our electric business allow us to pursue growth in a way that also reduces the overall risk profile of our company. We have taken a fresh look at the mix of market opportunities available to us and how our current portfolio of operating companies is positioned relative to these opportunities. What emerged is a refined strategic direction for Otter Tail Corporation based on some key characteristics: a narrower, yet still diversified portfolio of businesses; an operating structure that enhances oversight and business execution; and a redirection of capital toward the most promising growth opportunities.

“We believe that realigning our portfolio of businesses and refocusing our capital investment are vital to reducing our risk profile, as well as better supporting our credit metrics, enhancing our ability to support the dividend; and capitalizing on the growth opportunities available to us. Our sale of Idaho Pacific Holdings earlier this year, which helped improve our financial position, was an important initial step in this portfolio realignment process. We intend to pursue other opportunities for strategic realignment.

“Similarly, during the 2011 second quarter, we made the decision, in light of the challenges facing the wind industry, to discontinue the heavy haul services for the transport of wind turbine components provided by E.W. Wylie. Clearly, the wind industry faces well-documented challenges and volatility, which have also impacted DMI Industries, Inc., our wind tower manufacturing company. DMI remains one of the industry’s top-tier wind tower manufacturers and serves leading wind-turbine manufacturers. However, productivity and capacity utilization at DMI remain at unsatisfactory levels, leading to losses. We continue to vigorously pursue remedies to maximize the performance and value of this business.

“Turning to our largest segment, Electric continues to perform well as an earnings contributor and, more importantly, as a source of strong future growth. As we look to the future, we expect a larger percentage of growth to come from the Electric segment. In particular, electrical transmission opportunities and environmental upgrade requirements have been, and will continue to be, targets of important investment on our part. We expect these investments to significantly grow our rate base over the next several years and to increase utility earnings.”

Erickson concluded, “As we pursue our vision for Otter Tail Corporation, we intend do to so from a position of sound financial performance. Looking broadly at our performance this quarter, we again are buoyed by the results of several of our operating companies. Five out of our six operating segments showed improved year-over-year earnings performance, stemming both from steadily improving economic conditions and steps we took during the recession to enhance efficiency. This momentum is critical as we head into the latter half of 2011 and pursue our refined strategy.”

Cash Flow from Operations and Liquidity

In the second quarter of 2011 the corporation’s consolidated cash flow from continuing operations was $40.7 million, compared with $49.8 million in the second quarter of 2010. On June 30, 2011 Otter Tail Corporation and Otter Tail Power Company had $334.6 million available under existing credit facilities to provide for working capital requirements and help fuel future growth initiatives.

Board of Directors Declared Quarterly Dividends

On August 4, 2011 the Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable September 10, 2011 to shareholders of record on August 15, 2011. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable September 1, 2011 to shareholders of record on August 15, 2011.

Segment Performance Summary

Electric

Electric revenues and net income were $78.0 million and $7.4 million, respectively, compared with $77.5 million and $4.4 million for the second quarter of 2010. Retail electric revenues decreased $0.1 million between the quarters. Net gains from energy trading activities, including net mark-to-market gains on forward energy contracts, increased $0.2 million as a result of an increase in mark-to-market gains on open energy contracts. Wholesale electric revenues from company-owned generation decreased $1.6 million due to an 18.8% decline in wholesale kilowatt-hour (kwh) sales combined with a 15.7% reduction in the average price per wholesale kwh sold as a result of lower demand in wholesale markets. Other electric operating revenues increased $2.0 million, reflecting:

●	a $1.1 million second quarter 2010 refund accrual of a portion of revenues collected from Otter Tail Power Company’s Big Stone II project partners, and
●	a $0.7 million increase in transmission tariff and services revenues.

Fuel costs increased $0.6 million as a result of a 2.8% increase in the cost of fuel per kwh generated combined with a 0.7% increase in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators. The cost of purchased power for retail sales decreased $2.5 million as a result of a 26.4% decrease in kwhs purchased, partially offset by 2.9% increase in the cost per kwh purchased. A 7.6% increase in kwhs generated to serve retail load, including a 13.5% increase in kwhs generated from company-owned wind turbines, resulted in a reduction in kwhs purchased. Electric operating and maintenance expenses decreased $0.6 million mainly due to an increase in administrative and general costs charged to capital projects as a result of an increased level of construction activity between the quarters.

Wind Energy

Wind energy revenues and net loss were $66.3 million and $6.5 million, respectively, compared with revenues of $45.7 million and a net loss of $2.8 million for the second quarter of 2010.

●
At DMI, revenues increased $19.3 million as a result of a 43.4% increase in towers produced while DMI’s net loss increased $3.5 million. The increase in net loss reflects, on a pretax basis, a $1.5 million increase in outsourced quality control costs to satisfy expanded customer requirements, productivity losses of $1.3 million due to rework and underutilization of plant capacity, and $0.8 million from the absorption of higher steel costs when a supplier did not fulfill its delivery requirements. DMI’s interest expense increased $0.4 million due to an increase in outstanding debt and higher interest rates between the quarters. Additionally, beginning in the fourth quarter of 2010, DMI is not recognizing tax benefits on the operating losses of its Canadian operations until those operations become profitable. The unrecognized tax benefits totaled approximately $1.0 million in the second quarter of 2011.

●	In trucking operations, revenues increased $1.2 million while net income decreased $0.2 million, reflecting less than full recovery of a 35.8% increase in fuel prices between the quarters.

Manufacturing

Manufacturing revenues and net income were $58.4 million and $2.7 million, respectively, compared with revenues of $49.5 million and a net loss of $15.1 million for the second quarter of 2010.

●	At BTD, revenues increased $9.3 million and net income increased $0.6 million as a result of higher sales volume due to improved customer demand.
●	At T.O. Plastics, revenues decreased by $0.6 million and net income decreased $0.1 million due to decreases in sales volumes of all product lines except horticultural products.
●
At ShoreMaster revenues increased $0.2 million while its net income was $0.5 million in the second quarter of 2011 compared with a net loss of $16.8 million in the second quarter of 2010. ShoreMaster’s second quarter 2010 results included a $15.6 million net-of-tax asset impairment charge and a $1.3 million net-of-tax increase in its allowance for doubtful accounts in its residential and commercial businesses.

Construction

Construction revenues and net income were $49.1 million and $0.2 million, respectively, compared with revenues of $30.1 million and a net loss of $0.5 million for the second quarter of 2010. The increases in revenues and net income mainly are due to an increase in construction activity at Foley Company. Aevenia's revenues were down $0.8 million while its net loss decreased $0.1 million between the quarters.

Plastics

Plastics revenues and net income were $44.4 million and $3.3 million, respectively, compared with revenues of $26.7 million and net income of $0.2 million for the second quarter of 2010. The increase in revenues and net income was due to a 50.6% increase in pounds of pipe sold combined with a 10.2% increase in the price per pound of pipe sold, while the cost per pound of pipe sold increased only 0.5% between the quarters.

Health Services

Health Services revenues and net income were $23.0 million and $0.5 million, respectively, compared with revenues of $23.6 million and a net income of $35,000 for the second quarter of 2010. A $1.2 million decrease in revenues from scanning and other related services was partially offset by a $0.5 million increase in revenues from equipment sales. Net income increased $0.4 million chiefly due to a decrease in cost of goods sold as the Health Services segment continues to right-size its fleet of imaging assets by exercising purchase options on productive imaging assets coming off lease and not renewing leases on underutilized imaging assets.

Corporate

Corporate expenses, net-of-tax, decreased $1.0 million between the quarters mainly due to a reduction in interest costs associated with paying down borrowings on the corporation’s line of credit from proceeds from the sale of Idaho Pacific Holdings, Inc. (IPH)  in the second quarter of 2011 and lower salary and employee benefit costs.

Discontinued Operations

On May 6, 2011 the corporation completed the sale of IPH for approximately $87.0 million in cash. The proceeds from the sale, net of $3.0 million deposited in an escrow account, were used to pay down borrowings under the corporation’s line of credit facility. In the second quarter of 2011, E.W. Wylie (Wylie) exited the wind-heavy haul business. Accordingly, the results of operations, financial position and cash flows of IPH and Wylie’s wind-heavy haul business are reported as discontinued operations in the attached consolidated financial statements. Following is a summary presentation of the results of discontinued operations for the three months ended June 30, 2011 and 2010:

	Three Months Ended
	June 30, 2011			June 30, 2010
(in thousands)	IPH	Wylie- Wind	Total	IPH	Wylie- Wind	Total
Operating Revenues	$7,480	$125	$7,605	$18,255	$1,917	$20,172
Income (Loss) Before Income Taxes	$966	$(1,730)	$(764)	$2,992	$292	$3,284
Gain on Disposition - Pretax	16,767	--	16,767	--	--	--
Income Tax Expense (Benefit)	3,865	(692)	3,173	1,110	117	1,227
Net Income	$13,868	$(1,038)	$12,830	$1,882	$175	$2,057

2011 Business Outlook

The following updated guidance considers the cyclical nature of some of the corporation's businesses and reflects challenges presented by current economic conditions and the corporation's plans and strategies for improving future operating results.

The corporation’s updated 2011 earnings per share guidance range is as follows:

2011 Earnings Per Share Guidance Range
	Previous Guidance		Current Guidance
	Low	High	Low	High
Electric	$.99	$1.04	$1.01	$1.06
Wind Energy	(.40)	(.25)	(.80)	(.50)
Manufacturing	.25	.29	.25	.30
Construction	.05	.08	.05	.08
Plastics	.05	.08	.10	.13
Health Services	.00	.04	.01	.05
Corporate	(.20)	(.18)	(.20)	(.18)
Total – Continuing Operations	$.74	$1.10	$.42	$.94
Earnings – Discontinued Operations:
IPH	.06	.07	.07	.07
E.W. Wylie Heavy Haul - Wind			(.12)	(.08)
Gain on Sale of IPH	.35	.38	.35	.37
Total	$1.15	$1.55	$.72	$1.30

Contributing to the earnings guidance for 2011 are the following items:

●
The corporation expects an increase in net income from its Electric segment in 2011 compared to 2010 and from its previously announced guidance. This is based on anticipated sales growth and rate and rider recovery increases, an increase in capitalized interest costs related to larger construction expenditures and reductions in operating and maintenance expense in 2011 due to lower benefit costs.

●	The corporation’s 2011 earnings guidance for its Wind Energy segment reflects the following factors:

o
The corporation expects losses at DMI resulting from productivity challenges, a decrease in the number of towers produced, increased price pressure on new orders, and potential exposure to liquidated damages, warranty claims, or remediation costs related to past production issues. It is anticipated that tower production for the remainder of 2011 will decrease from previous forecasts.  This forecast decrease in tower demand primarily results from a general softening in the wind industry. The resulting decrease in production levels will offset productivity gains achieved over the past quarter and increase the fixed charge allocation to the remaining towers produced. Additionally, DMI continues to face pressures to reduce price due to over capacity in the U.S. market, and significantly lower steel costs available to Asian manufacturers.

o
The corporation exited Wylie’s wind-heavy haul business in the second quarter of 2011. Accordingly, the results of operations from this part of the business have been reclassified to discontinued operations. The corporation expects the continuing flatbed trucking operations to be near breakeven levels for 2011.

o	Backlog in the Wind Energy segment is $82 million for 2011 compared with $68 million a year ago.

●
The corporation expects earnings from its Manufacturing segment to increase from the original 2011 guidance as a result of increased order volume and continuing improvement in economic conditions in the industries BTD serves. ShoreMaster is expecting significantly improved performance as a result of bringing costs in line with current revenue levels and absent last year’s $15.6 million net-of-tax noncash impairment charge. T.O. Plastics is expected to have slightly better earnings in 2011 compared with 2010. Backlog for the manufacturing companies for 2011 is approximately $62 million compared with $47 million one year ago.

●
The corporation expects higher net income from its Construction segment in 2011 as the economy improves and the construction companies record earnings on a higher volume of jobs in progress. Backlog for the construction businesses is $84 million for 2011 compared with $65 million one year ago.

●	The corporation is increasing its earnings expectations for its Plastics segment given strong second quarter 2011 performance.

●
The corporation expects a slight increase in earnings from its previously issued guidance for its Health Services segment in 2011 as the benefits of implementing its asset reduction plan continue to be realized.

●	Corporate general and administrative costs are expected to decrease in 2011, compared with 2010, as a result of recent reductions in employee count and associated decreases in benefit costs.

●
The net earnings and the gain on sale of IPH are now reflective of the actual results as the sale of the business closed in May 2011. In addition, the corporation exited the wind-heavy haul operations of E.W. Wylie in the second quarter of 2011. The net loss reflected in the guidance table is the result of actual operating activity of this business and an estimate of any other potential costs that could occur as the business winds down. There was no gain or loss incurred on disposal of the asset fleet associated with Wylie’s wind-heavy haul business.

The sale of IPH was a strategic decision by management to monetize a currently strong earning asset and use the proceeds to pay down short-term borrowings. This frees up liquidity going forward for upcoming Electric segment capital investments and helps ease the need to rely on the capital markets to fully fund these expenditures. The corporation will continue to review its portfolio to see where additional opportunities exist to improve its risk profile, improve credit metrics and generate additional sources of cash to support the future capital expenditure plans of its Electric segment. Future IPH earnings forfeited through the sale of IPH are expected to be replaced by increased utility earnings over the next three years as the utility makes investments in its current capital plan. This will result in a larger percentage of the corporation’s earnings coming from its most stable and relatively predictable business, Otter Tail Power Company, and is consistent with the strategy to grow this business given its current investment opportunities.

The corporation currently anticipates the following capital expenditures and electric utility average rate base for 2011 through 2013:

(in millions)	2011	2012	2013
Capital Expenditures:
Electric Segment:
Transmission	$23	$31	$65
Environmental	4	49	97
Other	40	50	57
Total Electric Segment	$67	$130	$219
Nonelectric Segments	40	41	48
Total Capital Expenditures	$107	$171	$267
Total Electric Utility Average Rate Base	$651	$722	$876

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2011 through 2013 timeframe. The corporation intends to maintain an equity to total capitalization ratio near its present level of 51% in its Electric segment and will seek to earn its authorized overall return on equity of approximately 10.5% in the utility’s regulatory jurisdictions.

Regarding the collective operating companies in the nonelectric segments, there is a general expectation that business will strengthen in 2012 and 2013, as the U.S. economy slowly recovers. This is expected to lead to increased demand for the corporation’s industrial products and services, generating higher revenues. This expectation, coupled with cost reductions that have taken place across the corporation, should result in rising earnings per share for the nonelectric businesses as a whole.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2011 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

●	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

●	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

●
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

●
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

●
The corporation may experience fluctuations in revenues and expenses related to its operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

●
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

●
The corporation is not currently required to make any contributions to its defined benefit pension plan in 2011. The corporation could make discretionary contributions to the plan or could be required to contribute additional capital to the pension plan in future years if the market value of pension plan assets significantly declines in the future, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

●
A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

●
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

●	Economic conditions could negatively impact the corporation’s businesses.

●	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

●
The corporation’s plans to grow and realign its diversified business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●	The corporation’s plans to grow and operate its nonelectric businesses could be limited by state law.

●
The corporation’s subsidiaries enter into production and construction contracts, including contracts for new product designs, which could expose them to unforeseen costs and costs not within their control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

●
Significant warranty claims in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition. Also, expenses associated with remediation activities in the wind energy segment could be substantial. The potential exists for multiple claims based on one defect repeated throughout the production process or for claims where the cost to repair or replace the defective part is highly disproportionate to the original cost of the part. If the corporation is required to cover remediation expenses in addition to regular warranty coverage, the corporation could be required to accrue additional expenses and experience additional unplanned cash expenditures which could adversely affect the corporation’s consolidated results of operations and financial condition.

●	The corporation is subject to risks associated with energy markets.

●	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

●	Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

●	Competition is a factor in all of the corporation’s businesses.

●	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●
Otter Tail Power Company could be required to absorb a disproportionate share of costs for investments in transmission infrastructure required to provide independent power producers access to the transmission grid. These costs may not be recoverable through a transmission tariff and could result in reduced returns on invested capital and/or increased rates to Otter Tail Power Company's retail electric customers.

●
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●
Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

●
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

●
The U.S. wind industry is reliant on tax and other economic incentives and political and governmental policies. A significant change in these incentives and policies could negatively impact the corporation’s results of operations and growth.

●	The corporation’s wind tower manufacturing business is substantially dependent on a few significant customers.

●
Prolonged periods of low utilization of DMI’s wind tower production plants, due to a continuing softening of demand for its product, could cause DMI to idle certain facilities. Should this softened demand for wind towers continue, these events may result in impairment charges on certain of DMI’s facilities if future cash flow estimates, based on information available to management at the time, indicate that the plants carrying values may not be recoverable or, if any plant assets are sold below their carrying values, significant losses may be incurred.

●
Competition from foreign and domestic manufacturers, cost management in a fixed price contract project environment, the price and availability of raw materials and diesel fuel, the ability of suppliers to deliver materials at contracted prices, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s wind energy and manufacturing businesses.

●
A significant failure or an inability to properly bid or perform on projects by the corporation’s wind energy, construction or manufacturing businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

●
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

●	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

●
Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s Health Services segment.

●
The corporation’s health services businesses may be unable to continue to maintain agreements with Philips Medical from which the businesses derive significant revenues from the sale and service of Philips Medical diagnostic imaging equipment.

●
Technological change in the diagnostic imaging industry could reduce the demand for diagnostic imaging services and require the corporation’s health services operations to incur significant costs to upgrade its equipment.

●	Actions by regulators of the corporation’s health services operations could result in monetary penalties or restrictions in the corporation’s health services operations.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and energy services company, wind energy and transportation, health services, and infrastructure businesses that include manufacturing, construction and plastics. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and six months ended June 30, 2011 and 2010 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)
	Quarter Ended June 30,		Year-to-Date June 30,
	2011	2010	2011	2010
Operating Revenues by Segment
Electric	$78,031	$77,527	$169,627	$168,979
Wind Energy	66,253	45,714	122,527	94,375
Manufacturing	58,358	49,507	114,671	87,538
Construction	49,133	30,149	86,648	47,923
Plastics	44,373	26,739	62,851	49,826
Health Services	22,983	23,645	45,478	48,816
Corporate Revenue and Intersegment Eliminations	(2,156)	(1,967)	(3,469)	(3,194)
Total Operating Revenues	316,975	251,314	598,333	494,263
Operating Expenses
Fuel and Purchased Power	24,974	26,912	56,928	59,877
Nonelectric Cost of Goods Sold (depreciation included below)	193,830	137,012	349,539	254,496
Electric Operating and Maintenance Expense	31,104	31,730	62,221	62,670
Nonelectric Operating and Maintenance Expense	32,765	32,463	60,307	61,229
Asset Impairment Charge	--	19,740	--	19,740
Depreciation and Amortization	19,725	18,655	38,811	37,229
Total Operating Expenses	302,398	266,512	567,806	495,241
Operating Income (Loss) by Segment
Electric	11,933	8,847	30,419	26,357
Wind Energy	(6,693)	(2,701)	(12,717)	(836)
Manufacturing	5,602	(17,664)	10,705	(17,758)
Construction	515	(669)	190	(3,058)
Plastics	5,853	794	5,587	2,413
Health Services	933	209	2,016	(706)
Corporate	(3,566)	(4,014)	(5,673)	(7,390)
Total Operating Income	14,577	(15,198)	30,527	(978)
Interest Charges	9,149	9,398	18,638	18,420
Other Income	1,107	552	1,828	565
Income Tax Expense (Benefit) – Continuing Operations	537	(7,769)	2,085	(6,018)
Net Income (Loss) by Segment – Continuing Operations
Electric	7,386	4,432	18,528	11,923
Wind Energy	(6,535)	(2,815)	(12,946)	(2,635)
Manufacturing	2,721	(15,116)	4,988	(15,851)
Construction	184	(493)	(141)	(1,982)
Plastics	3,312	232	2,938	1,013
Health Services	458	35	1,030	(656)
Corporate	(1,528)	(2,550)	(2,765)	(4,627)
Net Income (Loss) from Continuing Operations	5,998	(16,275)	11,632	(12,815)
Discontinued Operations
Income (Loss) from Discontinued Operations net of income taxes
of $(342), $1,227, $(364), and $1,856 for the respective periods	(422)	2,057	(360)	3,314
Gain on Disposition of Discontinued Operations net of income taxes
of $3,515 for the three and six months ended June 30, 2011	13,252	--	13,252	--
Net Income from Discontinued Operations	12,830	2,057	12,892	3,314
Total Net Income (Loss)	18,828	(14,218)	24,524	(9,501)
Preferred Dividend Requirement and Other Adjustments	506	279	690	463
Balance for Common	$18,322	$(14,497)	$23,834	$(9,964)
Average Number of Common Shares Outstanding
Basic	35,926,124	35,799,231	35,901,489	35,759,901
Diluted	36,163,805	35,799,231	36,139,170	35,759,901

Basic Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$0.16	$(0.46)	$0.31	$(0.37)
Discontinued Operations (net of other adjustments)	0.35	0.06	0.35	0.09
	$0.51	$(0.40)	$0.66	$(0.28)
Diluted Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$0.16	$(0.46)	$0.31	$(0.37)
Discontinued Operations (net of other adjustments)	0.35	0.06	0.35	0.09
	$0.51	$(0.40)	$0.66	$(0.28)

Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands
(not audited)
	June 30,	December 31,
	2011	2010

Current Assets
Cash and Cash Equivalents	$--	$--
Accounts Receivable:
Trade—Net	148,252	124,353
Other	14,554	19,399
Inventories	86,235	79,270
Deferred Income Taxes	12,096	11,068
Accrued Utility and Cost-of-Energy Revenues	11,818	16,323
Costs and Estimated Earnings in Excess of Billings	71,688	67,352
Income Taxes Receivable	--	4,146
Other	21,017	20,224
Assets of Discontinued Operations	2,537	93,783
Total Current Assets	368,197	435,918

Investments	12,872	9,708
Other Assets	28,581	27,356
Goodwill	69,742	69,742
Other Intangibles--Net	15,932	16,280

Deferred Debits
Unamortized Debt Expense	6,267	6,444
Regulatory Assets	114,514	127,766
Total Deferred Debits	120,781	134,210

Plant
Electric Plant in Service	1,336,640	1,332,974
Nonelectric Operations	365,642	340,167
Construction Work in Progress	56,330	42,031
Total Gross Plant	1,758,612	1,715,172
Less Accumulated Depreciation and Amortization	666,570	637,831
Net Plant	1,092,042	1,077,341
Total	$1,708,147	$1,770,555

Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands
(not audited)
	June 30,	December 31,
	2011	2010

Current Liabilities
Short-Term Debt	$30,362	$79,490
Current Maturities of Long-Term Debt	3,340	604
Accounts Payable	121,020	113,761
Accrued Salaries and Wages	20,247	20,252
Accrued Federal and State Income Taxes	504	--
Other Accrued Taxes	8,392	11,957
Derivative Liabilities	18,683	17,991
Other Accrued Liabilities	8,464	9,546
Liabilities of Discontinued Operations	2,537	23,176
Total Current Liabilities	213,549	276,777

Pensions Benefit Liability	75,470	73,538
Other Postretirement Benefits Liability	43,187	42,372
Other Noncurrent Liabilities	20,526	21,043

Deferred Credits
Deferred Income Taxes	173,561	162,208
Deferred Tax Credits	34,125	44,945
Regulatory Liabilities	68,275	66,416
Other	488	556
Total Deferred Credits	276,449	274,125

Capitalization
Long-Term Debt, Net of Current Maturities	433,715	434,812

Class B Stock Options of Subsidiary	--	525

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	180,306	180,014
Premium on Common Shares	251,530	251,919
Retained Earnings	200,839	198,443
Accumulated Other Comprehensive (Loss) Income	(2,924)	1,487
Total Common Equity	629,751	631,863
Total Capitalization	1,078,966	1,082,700
Total	$1,708,147	$1,770,555

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)
	Six Months Ended June 30,
	2011	2010
Cash Flows from Operating Activities
Net Income (Loss)	$24,524	$(9,501)
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Gain from Sale of Discontinued Operations	(13,252)	--
Net Loss (Income) from Discontinued Operations	360	(3,314)
Depreciation and Amortization	38,811	37,229
Asset Impairment Charge	--	19,740
Deferred Tax Credits	(1,281)	(1,358)
Deferred Income Taxes	5,611	7,547
Change in Deferred Debits and Other Assets	7,648	(858)
Change in Noncurrent Liabilities and Deferred Credits	1,230	4,471
Allowance for Equity (Other) Funds Used During Construction	(292)	--
Change in Derivatives Net of Regulatory Deferral	45	(409)
Stock Compensation Expense – Equity Awards	921	1,320
Other--Net	(243)	(389)
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(18,936)	(20,998)
Change in Inventories	(6,966)	(4,083)
Change in Other Current Assets	(2,594)	(15,874)
Change in Payables and Other Current Liabilities	4,727	(276)
Change in Interest Payable and Income Taxes Receivable/Payable	377	36,594
Net Cash Provided by Continuing Operations	40,690	49,841
Net Cash Provided by (Used in) Discontinued Operations	47	(422)
Net Cash Provided by Operating Activities	40,737	49,419
Cash Flows from Investing Activities
Capital Expenditures	(48,111)	(38,605)
Proceeds from Disposal of Noncurrent Assets	2,229	1,999
Net Decrease (Increase) in Other Investments	837	(808)
Net Cash Used in Investing Activities – Continuing Operations	(45,045)	(37,414)
Net Proceeds from Sale of Discontinued Operations	84,363	--
Net Cash Used in Investing Activities – Discontinued Operations	(6,065)	(960)
Net Cash Provided by (Used in) Investing Activities	33,253	(38,374)
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	(5,937)	4,987
Net Short-Term Borrowings	(49,128)	60,002
Proceeds from Issuance of Common Stock	--	549
Proceeds from Issuance of Class B Stock of Subsidiary	--	153
Common Stock Issuance Expenses	--	(142)
Payments for Retirement of Common Stock	(152)	(401)
Payments for Retirement of Class B Stock of Subsidiary	--	(994)
Proceeds from Issuance of Long-Term Debt	2,007	95
Short-Term and Long-Term Debt Issuance Expenses	(688)	(1,598)
Payments for Retirement of Long-Term Debt	(368)	(58,693)
Dividends Paid and Other Distributions	(21,952)	(21,812)
Net Cash Used in Financing Activities – Continuing Operations	(76,218)	(17,854)
Net Cash Provided by Financing Activities – Discontinued Operations	2,552	2,241
Net Cash Used in Financing Activities	(73,666)	(15,613)
Cash and Cash Equivalents at Beginning of Period – Discontinued Operations	--	(609)
Effect of Foreign Exchange Rate Fluctuations on Cash – Discontinued Operations	(324)	136
Net Change in Cash and Cash Equivalents	--	(5,041)
Cash and Cash Equivalents at Beginning of Period	--	5,041
Cash and Cash Equivalents at End of Period	$--	$--